Atlantic Capital

April 15, 2021

Department of Banking and Finance
RE: Ternio, Inc – NYDFS Virtual Currency License Application

To whom it may concern:

Please use this letter to confirm that Ternio, Inc. is an existing customer of Atlantic Capital Bank, N.A, managed by our Payments and Financial Technology Group. The Bank is aware that Ternio, Inc., in further support of its digital currency platform, has applied for an NYDFS Virtual Currency License. The account listed below at the bank is a demand deposit account utilized by Ternio for its corporate banking activities and is in good standing.

Account Information

Account Title: Ternio, Inc.
Account Type: Commercial Checking
Account Number: [redacted]
RT/ABA: [redacted]
Open Date: 12/1/2020

Bank Information

Atlantic Capital Bank, N.A.
Street Address: 945 East Paces Ferry Suite 1600 Atlanta Georgia 30326
Contact Person: Donyale L. Getz
Phone and Fax Number: PH: 404-995-6259 Fax: 404-995-6070

Should you have any questions or require any further information, please do not hesitate to contact me at Donyale.Getz@atlcapbank.com

Thank you.

Donyale L. Getz

Donyale L. Getz
Atlantic Capital Bank, N.A.
Corporate Financial Services, SVP
945 East Paces Ferry Road
Suite 1600
Atlanta GA 30326
404-995-6259 (O) | 770-595-6690 (C)
Donyale.Getz@atlcapbank.com